SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (date of earliest event reported ) February 17, 2000
                                -----------------


                               NETCRUISE.COM, INC.
                               -------------------
             (Exact name of registrant as specified in its charter)



 New Jersey                   O-29188                               22-2719541
 ----------                   -------                               ----------
(state or other       (Commission file number)                    (IRS Employer
jurisdiction of                                                  Identification
incorporation)                                                     Number)



2401 Morris Avenue, Union, New Jersey                              07083
--------------------------------------                             -----
(address of principal executive offices)                         (Zip Code)



                         Registrant's telephone number,
                       including area code, (908) 801-8767
                                 --------------


                        Genisys Reservation Systems, Inc.
                       ----------------------------------
                    (former name, changed since last report)



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Item 1:           CHANGES IN CONTROL

         On March 6, 2000 the Company completed a private placement of its $.0001 par value common stock in a series of related transactions with Mr.
Joseph Perri, who is a private investor with interests in real estate, communications technology and Internet companies. Mr. Perri purchased 9,487,500 shares of the Company's common stock for a cash purchase price of $1,897,500 and converted $375,000 of outstanding Company debt held by him into 2,875,000 shares of common stock. In a separate transaction, Mr. Perri purchased an additional 299,508 shares of the Company's common stock held by a third-party investor for a cash purchase price of $74,877.

         Simultaneously with the private placement transaction, the Company paid $172,500 to third parties in full satisfaction of an additional $412,500 of its outstanding debt obligations.

         As a result of these transactions, Mr. Perri acquired a total of 12,662,008 issued and outstanding shares of the Company's common stock, or approximately 59.8% of the 21,161,384 total shares currently issued and outstanding, and the Company reduced its outstanding debt by $787,500.

         The Company also entered into two option agreements with Mr. Perri. One of the option agreements grants him the right to purchase an additional 4,625,000 shares of common stock for a cash purchase price of $600,000 in the event the Company does not enter into certain agreements, presently under discussion with another shareholder and its affiliates, relating to contract interpretation issues and their holdings of debt and equity interests in the Company, on or before April 15, 2000. The other option agreement grants Mr. Perri the right to maintain his percentage interest in the issued and outstanding common stock of the Company by purchasing additional shares for a purchase price of $.20 per share in the event the Company sells or issues to third parties additional shares of its common stock or other securities convertible into its common stock.

Item 5:           OTHER EVENTS

         Settlement of Legal Proceedings

         A former officer of the Company filed a complaint on April 17, 1997 in the United States District Court for the District of New Jersey against the Company, its wholly-owned subsidiary, Corporate Travel Link, Inc. ("Travel Link"), various officers and directors of both companies and other related and unrelated parties. Among other things, the complaint asked for the entry of a judgment declaring that the former officer was the owner of 333,216 shares of the Company's common stock, which had been issued to him at the inception of Travel Link for services he was to have provided. The lawsuit also sought an award of unspecified compensatory and punitive damages. The Company and the other defendants filed an answer to the complaint asserting various defenses as well as counterclaims against the plaintiff.

         On February 17, 2000, the parties to the lawsuit entered a settlement agreement and mutually released each other from all claims which they might have had. The Company agreed to recognize the plaintiff as the owner of 293,216 shares of its common stock, and the plaintiff agreed to immediately sell 100,000 of those shares. With respect to the plaintiff's remaining 193,216 shares, the Company agreed that if the plaintiff sells any of those remaining shares in the public securities markets in a reasonable manner relative to the market conditions at the time of sale and does not



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obtain a net sale price (after commission  charges) of at least $2.25 per share, the Company will pay the plaintiff the difference between the net sales price actually received by him and the sum of $2.25 per share (the "Sale Price Difference") within 45 days after submission to the Company of appropriate documentation. The plaintiff also agreed that if the Company provides notice to him of a bona fide opportunity to sell all of his remaining shares of the common stock for not less than the net sale price of $2.25 per share and he does not promptly accept that offer, then the Company's obligation to pay the plaintiff the Sale Price Difference will be canceled.

         As security for the Company's obligation to pay the Sale Price Difference, the Company and Travel Link agreed that the plaintiff could file a $434,736 first lien security interest in their assets, which will be canceled when the Company's obligation to pay the Sale Price Difference is canceled or concluded.

Item 7:           FINANCIAL STATEMENTS AND EXHIBITS

         (c)      Exhibits.

10.19 Subscription Agreement dated March 1, 2000 between the Company and Joseph Perri.

10.20 Debt Conversion Agreement dated March 1, 2000 between the Company and Joseph Perri.

10.21 Agreement for purchase of Netcruise.com, Inc. common stock dated March 1, 2000 between Loeb Holding Corporation, as Agent, and Joseph Perri.

10.22 Anti-dilution option agreement dated March 1, 2000 between the Company and Joseph Perri.

10.23 Contingency Agreement dated March 1, 2000 between the Company and Joseph Perri.


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                                   SIGNATURES



         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.



March 15, 2000                            NETCRUISE.COM, INC.


                                          By:      /s/ John H. Wasko
                                                   -----------------
                                         John H. Wasko, Secretary, Treasurer
                                          and Chief Financial Officer





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